
                                                                                                                         Exhibit 12
                                                    HARRAH'S ENTERTAINMENT, INC.
                                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (a)
                                              (In thousands, except ratio amounts)


                                                  Six Months
                                                       Ended                                Fiscal Year
                                                    June 30,        ---------------------------------------------------------------
                                                        1995            1994          1993         1992          1991          1990
                                                 -----------        --------     ---------    ---------      --------      --------
Income from continuing
   operations.................................    $64,047           $ 49,984     $  74,867     $ 49,577      $ 34,499      $ 30,707

Add:
  Provision for income taxes..................     43,596             75,391        59,394       35,479        24,566        23,505
  Interest expense............................     45,629             78,322        73,080       77,571        92,169        88,263
  Interest included in
    rental expense............................      3,146              5,244         7,207        3,648         3,801         3,936
  Amortization of
    capitalized interest......................        287                628           892          311         1,655           276
  (Income) or loss from
    equity investments........................          -                  -           (89)         167             -             -
  Adjustment to include 100%
    of nonconsolidated,
    majority-owned
    subsidiary (b)............................    (10,840)            (9,397)            -            -             -             -
                                                 --------           --------     ---------    ---------      --------      --------

Earnings as defined...........................   $145,865           $200,172      $215,351     $166,753      $156,690      $146,687
                                                 ========           ========      ========     ========      ========      ========


Fixed charges:
  Interest expense............................   $ 45,629           $ 78,322      $ 73,080     $ 77,571       $92,169      $ 88,263
  Capitalized interest........................      1,282              3,764         3,107        2,297         1,558         4,542
  Interest included in
    rental expense............................      3,146              5,244         7,207        3,648         3,801         3,936
  Adjustment to include 100%
    of nonconsolidated,
    majority-owned
    subsidiary (b)............................     29,805             15,110             -            -             -             -
                                                 --------           --------     ---------    ---------      --------      --------

Total fixed charges......................,....   $ 79,862           $102,440      $ 83,394      $83,516       $97,528       $96,741
                                                 ========           ========      ========     ========      ========      ========

Ratio of earnings to
  fixed charges...............................        1.8                2.0           2.6          2.0           1.6           1.5
                                                      ===                ===           ===          ===           ===           ===
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(a)  As disclosed in Note 12 to the consolidated financial statements in the
1994 Harrah's Entertainment Form 10-K/A, the Company has guaranteed certain third party loans. To date, the Company has not been required to perform under such guarantees and, as a result, has not included the fixed charges associated with these guarantees in the computation of these ratios. The estimated amounts of such fixed charges for the six months ended June 30, 1995 and fiscal year
1994 were $4.3 million and $6.0 million, respectively.


(b) The Company owns a majority interest in Harrah's Jazz Company. However, voting control is shared equally among the three partners. As a result, Harrah's
Jazz is not consolidated into the Company's financial statements. As required by Item 503.(d)(2), the Company's ratio of earnings to fixed charges computation has been adjusted to include all of Harrah's Jazz financial results and all of its fixed charges.